UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014

XYLEM INC.

(Exact name of registrant as specified in its charter)

Indiana	001-35229	45-2080495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 International Drive Rye Brook, New York	10573
(Address of principal executive offices)	(Zip Code)

(914) 323-5700

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2014, the Board of Directors (the “Board”) of Xylem Inc. (“Xylem” or the “Company”) announced that Patrick K. Decker has been named as Xylem’s President and Chief Executive Officer, effective on or about March 17, 2014. In connection with Mr. Decker’s appointment, prior to such date, it is anticipated that the size of the Board will be increased from ten directors to eleven directors and Mr. Decker will be appointed to serve as a Class I director with a term expiring in 2015.

Steven R. Loranger will serve as our Chief Executive Officer and President until the assumption of such roles by Mr. Decker. Mr. Loranger will continue to serve on our Board of Directors after he resigns as Chief Executive Officer and President.

Mr. Decker, 49, currently serves as President and Chief Executive Officer of Harsco Corporation, a global industrial services company. Prior to assuming his current role in September 2012, Mr. Decker served as President of Tyco Flow Control International Ltd., a key business segment of Tyco International Ltd. from June 2007 to August 2012. Prior to Mr. Decker’s nine year career at Tyco, he worked for 13 years at Bristol-Myers Squibb Company in a number of operational and finance roles. Mr. Decker graduated with a Bachelor of Science in Accounting and Finance from Indiana University and is a Certified Public Accountant.

On February 28, 2014, the Company and Mr. Decker entered into a letter agreement (the “Letter Agreement”) which provides that Mr. Decker will receive in respect of his service as President and Chief Executive Officer a base salary paid at the annual rate of $925,000 and an annual target bonus opportunity of 115% of his base salary, which bonus will be subject to the attainment of performance objectives to be determined by Xylem’s Leadership Development and Compensation Committee. Mr. Decker will be eligible to participate in the Company’s Long-Term Equity Incentive Program with a target annual award value of $4,500,000. For 2014, the award is expected to be split between stock options (34%), restricted stock units (33%) and performance share units (33%). Additionally, Mr. Decker will receive 45,000 restricted stock units in recognition of equity awards forfeited in connection with his acceptance of the Company’s offer of employment. The Letter Agreement does not provide for a specific term of employment.

In the event that Mr. Decker’s employment is terminated by the Company other than for Cause (as defined in the Letter Agreement), Mr. Decker will be entitled to the following payments: for a period commencing on the day immediately following the termination date and ending on the second anniversary of the termination date (the “Severance Pay Period”), periodic payments according to the regular payroll schedule equal to two times the sum of (x) the annual base salary in effect on the effective date of Mr. Decker’s termination and (y) the greater of (i) the amount paid or payable to Mr. Decker under the Executive Annual Incentive Program in respect of the fiscal year ending before his termination (which would be $1,063,750 if the termination occurs during 2014 or during the portion of 2015 before an amount under the Executive Annual Incentive Program first becomes paid or payable) or (ii) the average of the amounts paid or payable to Mr. Decker under the Executive Annual Incentive Program for the three fiscal years ending before his termination, with such average calculated over a shorter number of years if his combined employment with the Company is less than three years. In the event that Mr. Decker’s employment is terminated due to a “Qualifying Termination” under the terms of the Special Senior Executive Severance Pay Plan, he will be treated as a “Band A” executive and will be entitled to receive the severance benefits provided under such plan, subject to the offset provisions set forth therein. Such benefits are subject to Mr. Decker entering into a release of claims and complying with the restrictive covenants described in the Letter Agreement, to include covenants not to compete and not to solicit during the Severance Pay Period.

ITEM 7.01	Regulation FD Disclosure.

On March 3, 2014, the Company issued a press release naming Mr. Decker as the Company’s President and Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

This information, including Exhibit 99.1, is furnished pursuant to Item 7.01 Regulation FD Disclosure. This information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Xylem Inc. on March 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYLEM INC.

Date: March 3, 2014	By:	/s/ Michael T. Speetzen

	Its:	Senior Vice President and Chief Financial Officer (Authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Xylem Inc. on March 3, 2014